Exhibit 99.1

News Release

Media contact:

Felicia Browder,678 579 3111

felicia.browder@mirant.com

Investor Relations contacts:

Mary Ann Arico, 678 579 7553

maryann.arico@mirant.com

Steve Himes, 678 579 3655

steve.himes@mirant.com

Stockholder inquiries:

678 579 7777

February 29, 2008

Mirant Announces Strong 2007 Results, Authorization
of Further Share Repurchases and 2009 Guidance

•	2007 net income from continuing operations of $433 million compared to 2006 net income from continuing operations of $1.752 billion

•	2007 adjusted EBITDA from continuing operations of $988 million, a 52% increase over 2006 adjusted EBITDA of $648 million

•	Fourth quarter 2007 adjusted EBITDA from continuing operations of $214 million, a 23% increase over fourth quarter 2006 adjusted EBITDA of $174 million

•	Authorization of open market share repurchases for the remaining $2.6 billion of the $4.6 billion of cash to be returned to stockholders

•	Initiated 2009 adjusted EBITDA guidance of $1.011 billion

ATLANTA – Mirant Corporation (NYSE: MIR) today reported that net income from continuing operations for the year 2007 was $433 million compared to $1.752 billion for the year 2006. Diluted earnings per share from continuing operations for the year 2007 were $1.56 per share, compared to diluted earnings per share from continuing operations of $5.90 for the year 2006.

Mirant Reports Results for Fourth Quarter 2007	Page 2

(in millions except per share)	Year Ending December 31, 2007		Year Ending December 31, 2006
		Per Diluted Share		Per Diluted Share
Net income	$1,995	$7.20	$1,864	$6.28
Income from discontinued operations	1,562	5.64	112	0.38

Income from continuing operations	433	1.56	1,752	5.90
Unrealized (gains) and losses	536	1.94	(655)	(2.21)
Impairment losses	175	0.63	119	0.40
New York property tax settlement	—	—	(221)	(0.74)
Pepco settlement	(362)	(1.31)	—	—
Benefit for income taxes	—	—	(552)	(1.86)
Other	23	0.09	(134)	(0.45)

Adjusted net income	$805	$2.91	$309	$1.04

Interest, taxes, depreciation & amortization	183		339

Adjusted EBITDA	$988		$648

Mirant reported higher adjusted net income from continuing operations of $805 million for the year 2007, or diluted earnings per share of $2.91, compared to adjusted net income from continuing operations of $309 million for the year 2006, or diluted earnings per share of $1.04. The year over year increase resulted principally from higher energy prices and capacity revenues, the Pepco settlement, lower net interest because of increased cash balances from dispositions completed in 2007, and higher realized results from fuel oil management activities.

Adjusted EBITDA from continuing operations for the year 2007 was $988 million, compared to $648 million for the year 2006, a 52 percent increase. The year over year increase resulted principally from higher energy prices and capacity revenues, the Pepco settlement, and higher realized results from fuel oil management activities.

Net cash provided by operating activities of continuing operations for the year 2007 was $786 million compared to $137 million for the year 2006.

As of December 31, 2007, the company had cash and cash equivalents of $4.961 billion and total outstanding debt of $3.095 billion. As of December 31, 2007, $697 million in cash and cash equivalents was restricted at Mirant North America and its subsidiaries and not available for distribution to Mirant.

Fourth Quarter 2007 versus Fourth Quarter 2006

Net income from continuing operations was $7 million for the quarter ending December 31, 2007, compared to net income from continuing operations of $974 million for the same period in 2006. Diluted earnings per share from continuing operations for the fourth quarter of 2007 were $0.03 per share, compared to diluted earnings per share from continuing operations of $3.59 for the same period in 2006.

Mirant Reports Results for Fourth Quarter 2007	Page 3

Net Income to Adjusted Net Income and Adjusted EBITDA

(in millions except per share)	Quarter Ending December 31, 2007		Quarter Ending December 31, 2006
		Per Diluted Share		Per Diluted Share
Net income	$16	$0.06	$1,324	$4.88
Income from discontinued operations	9	0.03	350	1.29

Income from continuing operations	7	0.03	974	3.59
Unrealized (gains) and losses	153	0.58	(17)	(0.06)
New York property tax settlement	—	—	(221)	(0.81)
Benefit for income taxes	—	—	(552)	(2.04)
Other	31	$0.11	(90)	(0.33)

Adjusted net income	$191	$0.72	$94	$0.35

Interest, taxes, depreciation & amortization	23		80

Adjusted EBITDA	$214		$174

Mirant reported higher adjusted net income from continuing operations of $191 million for the fourth quarter of 2007, or diluted earnings per share of $0.72, compared to adjusted net income from continuing operations of $94 million for the same period in 2006, or diluted earnings per share of $0.35. The period over period increase for the quarter resulted principally from higher energy prices and capacity revenues in the Mid-Atlantic region, lower net interest because of increased cash balances from dispositions completed earlier in 2007, offset by lower realized value from hedging.

Fourth quarter adjusted EBITDA from continuing operations was $214 million, a 23 percent increase compared to adjusted EBITDA from continuing operations of $174 million for the same period in 2006. The period over period increase for the quarter resulted principally from higher energy and capacity revenues in the Mid-Atlantic region offset by lower realized value from hedging.

Net cash provided by operating activities of continuing operations during the fourth quarter of 2007 was $116 million compared to $116 million in the same period of 2006.

Return of Cash to Stockholders

On November 9, 2007, Mirant announced it would return a total of $4.6 billion in excess cash to stockholders. The first stage consisted of an accelerated share repurchase for $1 billion plus open market purchases of $1 billion. “We have made good progress on our previously announced share repurchase program and through February 25, 2008, Mirant has purchased $1.602 billion of stock, reducing basic shares outstanding to just under 214 million,” said Edward R. Muller, chairman and chief executive officer. “We have decided to return the remaining $2.6 billion through open market purchases, but will continue to evaluate the most efficient method to return the cash to stockholders.”

Mirant Reports Results for Fourth Quarter 2007	Page 4

Guidance

Mirant today raised its 2008 adjusted EBITDA guidance from $907 to $925 million and provided initial 2009 adjusted EBITDA guidance of $1.011 billion.

Earnings Call

Mirant is hosting an earnings call today to discuss its fourth quarter and year-end 2007 financial results and outline business priorities. The call will be held from 9:00 a.m. to 10:00 a.m., New York City time. The conference call can be accessed via the investor relations section of the company’s website at www.mirant.com or analysts are invited to listen to the call by dialing 866 279 2899 (International 913 312 0408) and entering pass code 6746677.

Presentation slides for the analyst call have been posted to the company’s website. The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will also be available via the investor relations section of the company’s website at www.mirant.com.

A recording of the event will be available for playback on the company’s website beginning today at 12:00 p.m. New York City time. A replay also will be available by dialing 888 203 1112 (International 719 457 0820) and entering the pass code 6746677.

Mirant is a competitive energy company that produces and sells electricity in the United States. Mirant owns or leases approximately 10,280 megawatts of electric generating capacity. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com

Mirant Reports Results for Fourth Quarter 2007	Page 5

            Fourth Quarter Income Statement

Mirant Corporation and Subsidiaries

Consolidated Statement of Operations

	Quarter Ending December 31, 2007	Quarter Ending December 31, 2006
	(in millions)

Operating revenues	$409	$548
Cost of fuel, electricity and other products	213	235

Gross Margin	196	313

Operating Expenses:
Operations and maintenance	188	60
Depreciation and amortization	32	34
Impairment losses	—	(1)
Gain on sales of assets, net	(21)	—

Total operating expenses	199	93

Operating Income (Loss)	(3)	220

Other Expense (Income), net:
Interest expense	57	77
Interest income	(66)	(18)
Gain on sales of investments, net	—	(59)
Other, net	(1)	(38)

Total other expense (income), net	(10)	(38)

Income From Continuing Operations Before Reorganization Items and Income Taxes	7	258
Reorganization items, net	—	(164)
Provision (benefit) for income taxes	—	(552)

Income From Continuing Operations	7	974

Income from Discontinued Operations, net	9	350

Net Income	$16	$1,324

Mirant Reports Results for Fourth Quarter 2007	Page 6

Regulation G Reconciliations

Net Income to Adjusted Net Income and Adjusted EBITDA

	Year Ending		Year Ending
(in millions except per share)	December 31, 2007		December 31, 2006
		Per Diluted Share [1]		Per Diluted Share [1]
Net income	$1,995	$7.20	$1,864	$6.28
Income from discontinued operations	1,562	5.64	112	0.38

Income from continuing operations	433	1.56	1,752	5.90
Unrealized (gains) and losses	536	1.94	(655)	(2.21)
Gain on sales of assets (excluding emissions allowances), net	(22)	(0.08)	(49)	(0.16)
Impairment loss for our Lovett facility	175	0.63	—	—
Impairment loss for Bowline suspended construction	—	—	119	0.40
Gain on sale of investment in InterContinental Exchange, etc., net	—	—	(76)	(0.26)
Potrero tax settlement	—	—	(4)	(0.01)
California Contra Costa unit 8 settlement gain	—	—	(26)	(0.09)
NY property tax settlement (prior years)	—	—	(221)	(0.74)
Bankruptcy charges and legal contingencies	48	0.18	21	0.07
Severance and bonus plan for dispositions	27	0.10	—	—
Pepco settlement of Back-to-Back agreement	(362)	(1.31)	—	—
Credit defaults in PJM	2	0.01	—	—
Postretirement benefit curtailment	(32)	(0.12)	—	—
Benefit for income taxes (valuation allowance adjustment)	—	—	(552)	(1.86)

Adjusted net income	$805	$2.91	$309	$1.04

Provision for income taxes	9		2
Interest, net	45		200
Depreciation and amortization	129		137

Adjusted EBITDA	$988		$648

1 Total diluted shares of 277 million for 2007 and 297 million for 2006

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Mirant Reports Results for Fourth Quarter 2007	Page 7

Net Income to Adjusted Net Income and Adjusted EBITDA

	Quarter Ending		Quarter Ending
(in millions except per share)	December 31, 2007		December 31, 2006
		Per Diluted Share [1]		Per Diluted Share[1]
Net income	$16	$0.06	$1,324	$4.88
Income from discontinued operations	9	0.03	350	1.29

Income from continuing operations	7	0.03	974	3.59
Unrealized (gains) and losses	153	0.58	(17)	(0.06)
Gain on sales of assets (excluding emissions allowances), net	1	0.00	—	—
Reduction of previous impairment charge	—	—	(1)	(0.00)
Gain on sale of investment in InterContinental Exchange, etc., net	—	—	(59)	(0.22)
California Contra Costa unit 8 settlement gain	—	—	(26)	(0.10)
NY property tax settlement (prior years)	—	—	(221)	(0.81)
Bankruptcy charges and legal contingencies	23	0.08	(4)	(0.01)
Severance and bonus plan for dispositions	5	0.02	—	—
Credit defaults in PJM	2	0.01	—	—
Benefit for income taxes (valuation allowance adjustment)	—	—	(552)	(2.04)

Adjusted net income	$191	$0.72	$94	$0.35

Provision for income taxes	—		—
Interest, net	(9)		46
Depreciation and amortization	32		34

Adjusted EBITDA	$214		$174

[1]	Total diluted shares of 264 million for 2007 and 271 million for 2006

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Current Expected Cash Flow from Operations to Pro Forma Adjusted EBITDA Guidance

For the years ending December 31, 2008 and 2009

(in millions)	Year Ending December 31, 2008	Year Ending December 31, 2009
Net cash provided by operating activities of continuing operations	$811	$851
Emission allowance sales proceeds	20	9
Capitalized interest	(57)	(87)

Adjusted cash flow from operations	$774	$773
Interest, net (including amounts capitalized)	162	195
Income taxes paid	14	15
Working capital and other changes	(25)	28

Adjusted EBITDA	$925	$1,011

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA, and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Mirant Reports Results for Fourth Quarter 2007	Page 2

Previous Expected Cash Flow from Operations to Pro Forma Adjusted EBITDA Guidance

For the year ending December 31, 2008

(in millions)	Year Ending December 31, 2008

Net cash provided by operating activities of continuing operations	$806
Emission allowance sales proceeds	20
Capitalized interest	(57)

Adjusted cash flow from operations	$769
Interest, net (including amounts capitalized)	65
Income taxes paid	35
Working capital and other changes	38

Adjusted EBITDA	$907

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the industry of generating, transmitting and distributing electricity (the “electricity industry”); changes in state, federal and other regulations affecting the electricity industry (including rate and other regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; the failure of Mirant’s plants to perform as expected, including outages for unscheduled maintenance or repair; changes in market conditions, including developments in the supply, demand, volume and pricing of electricity and other commodities in the energy markets; changes in the credit standards of market participants or the extent and timing of the entry of additional competition in Mirant’s markets or those of its subsidiaries and affiliates; increased margin requirements, market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts that are expected; Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity market conditions, which may affect Mirant’s ability to engage in asset management and proprietary trading activities as expected, or result in material extraordinary gains or losses from open positions in fuel oil or other commodities; deterioration in the financial condition of Mirant’s counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations due to Mirant beyond collateral posted; hazards customary to the power generation industry and the possibility that Mirant may not have adequate insurance to cover losses as a result of such hazards; price mitigation strategies employed by ISOs or RTOs that reduce Mirant’s revenue and may result in a failure to compensate Mirant’s generation units adequately for all their costs; changes in the rules used to calculate capacity and energy payments; volatility in Mirant’s gross margin as a result of Mirant’s accounting for derivative financial instruments used in its asset management activities and volatility in its cash flow from operations resulting from working capital requirements, including collateral, to support its asset management and proprietary trading activities; Mirant’s inability to enter into intermediate and long-term contracts to sell power and procure fuel, including its transportation, on terms and prices acceptable to it; the inability of Mirant’s operating subsidiaries to generate sufficient cash flow to support its operations; Mirant’s ability to borrow additional funds and access capital markets; strikes, union activity or labor unrest; weather and other natural phenomena, including hurricanes and earthquakes; the cost and availability of emissions allowances; Mirant’s ability to obtain adequate supply and delivery of fuel for its facilities; curtailment of operations due to transmission constraints; environmental regulations that restrict Mirant’s ability or render it uneconomic to operate its business, including regulations related to the emission of carbon dioxide and other greenhouse gases; Mirant’s inability to complete construction of emissions reduction equipment by January 2010 to meet the requirements of the Maryland Healthy Air Act, which may result in reduced unit operations and reduced cash flows and revenues from operations; war, terrorist activities or the occurrence of a catastrophic loss; Mirant’s substantial consolidated indebtedness and the possibility that Mirant or its subsidiaries may incur additional indebtedness in the future; restrictions on the ability of Mirant’s subsidiaries to pay dividends, make distributions or otherwise transfer funds to Mirant, including restrictions on Mirant North America contained in its financing agreements and restrictions on Mirant Mid-Atlantic contained in its leveraged lease documents, which may affect Mirant’s ability to access the cash flow of those subsidiaries to make debt service and other payments; and the disposition of the pending litigation described in Mirant’s Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Mirant undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise. The foregoing review of factors that could cause Mirant’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Mirant’s future results included in Mirant’s filings with the Securities and Exchange Commission at www.sec.gov.